EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on August 27, 2008 (the “Agreement Date”) by and between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and Keith R. Stewart, currently a resident of Illinois (“Executive”).
     A. The Company is an integrated direct marketing company that markets its products directly to consumers through television home shopping programming, internet sites, catalogues, and direct mailings and email communications.
     B. Executive is an experienced business manager.
     C. The Company desires to hire Executive as its employee, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.
     D. The Company desires to provide Executive with valuable stock options and the opportunity for valuable severance benefits in return for Executive’s promises to comply with reasonable restrictions on Executive’s competitive activities.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:
     1. Employment. Effective as of August 22, 2008 (the “Commencement Date”), the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.
     2. Term of Employment. Unless terminated at an earlier date in accordance with Section 9 hereof, the term of Executive’s employment with the Company shall be for the period commencing on the Commencement Date and ending on August 22, 2010. Thereafter, unless terminated at an earlier date in accordance with Section 9 hereof, the term of Executive’s employment with the Company shall be automatically extended for successive one-year periods, unless either party gives written notice to the other party at least 90 days prior to the expiration of the initial term or any additional term that such party elects not to extend the term of Executive’s employment under this Agreement.
     3. Position and Duties.
     (a) Employment with the Company. Commencing on the Commencement Date and continuing for the duration of the term of Executive’s employment with the Company hereunder, Executive shall be appointed as the President and Chief Operating Officer of the Company and shall have the authority, duties and responsibilities commensurate and consistent with such position and title. Executive’s employment hereunder shall be based at the Company’s corporate headquarters, currently located in Eden Prairie, Minnesota.

     (b) Board of Directors. Promptly following the Commencement Date, the Board will appoint Executive as a Director. While Executive is employed as an executive officer of the Company hereunder, the Board shall include Executive in the slate of Directors each year nominated by the Board for election at each annual shareholders meeting, and upon election Executive shall serve on the Board, without compensation other than that specified in this Agreement.
     (c) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Board of Directors of the Company (the “Board”), so long as such activities and directorships do not interfere in a material manner with the performance of his duties and responsibilities hereunder or conflict with the business of the Company.
     (d) No Conflicting Agreements. Executive represents and warrants to the Company that (i) he is not currently subject to any non-compete or non-solicitation agreements or similar agreements with any entity other than the Company, and (ii) he is under no other contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. If Executive is subject to any non-disclosure agreement or similar agreement with any entity other than the Company, he agrees to comply fully with such other agreement in connection with his activities with the Company. Executive acknowledges that the Company is relying on the representations, warranties and agreement in this Section 3(d) in connection with its employment of Executive pursuant to this Agreement.
     4. Compensation.
     (a) Base Salary. While Executive is employed by the Company hereunder, the Company shall pay to Executive a minimum annual base salary of $500,000. Executive’s base salary shall be paid as follows:
(i)	Executive’s base salary through the first Anniversary of the Commencement Date shall be paid through a grant of restricted stock under the 2004 Omnibus Stock Plan as of August 27, 2008. The restricted stock grant will cover shares of the Company’s common stock with an aggregate fair market value of $500,000, determined according to the closing sale price of such common stock on August 27, 2008. The restricted stock will be issued under a restricted stock agreement in the form attached hereto as Exhibit A.

(ii)	After the first anniversary of the Commencement Date, Executive’s base salary shall be paid in cash in accordance with the Company’s normal payroll policies and procedures.
During each year after the first year of Executive’s employment hereunder, the Board or the Compensation Committee of the Board (the “Committee”) shall conduct an annual performance review of Executive and thereafter establish Executive’s base salary in an amount not less than the base salary in effect for the prior year.
     (b) Annual Incentive Bonus. For each fiscal year Executive is employed by the Company hereunder, Executive shall be eligible for an annual incentive bonus for such fiscal year, based on achievement of objectives established by the Board or the Committee in its discretion, provided Executive remains employed by the Company on the last day of such fiscal year. Executive’s annual incentive bonus if the Company achieves target objectives shall be 75% of Executive’s annual base salary for such fiscal year, such amount to be prorated for fiscal year 2008. Achievement of the objectives for each fiscal year shall be determined in good faith by the Board or the Committee in its sole discretion within 60 days after the end of the fiscal year; and the annual incentive bonus will be paid in a lump sum promptly following such determination, but no later than 75 days after the fiscal year. Executive’s annual incentive bonus for the Company’s 2008 fiscal year will be subject to the following additional provisions:
(i)	Executive shall receive a guaranteed minimum incentive bonus of $250,000, with such guaranteed bonus to apply as a credit against any earned bonus (other than the potential additional bonus in Section 4(b)(ii)) for fiscal year 2008 under such plan. The minimum bonus shall be paid through a grant of restricted stock under the 2004 Omnibus Stock Plan as of August 27, 2008. The restricted stock grant will cover shares of the Company’s common stock with an aggregate fair market value of $250,000, determined according to the closing sale price of such common stock on August 27, 2008. The restricted stock will be issued under a restricted stock agreement in the form attached hereto as Exhibit B.

(ii)	Executive shall be eligible for an additional bonus of up to $100,000 for fiscal 2008, subject to meeting certain performance targets and metrics determined by the Committee. Such minimum and potential additional bonus will be payable in cash following the end of fiscal year 2008 in accordance with the normal practice of the Company, but no later than 75 days after the last day of fiscal year 2008.
Executive will not earn any pro rata annual incentive bonus, guaranteed minimum bonus, or potential additional bonus (all as provided in this Section 4(b)) if his employment ends for any reason before the end of fiscal year 2008.
     (c) Stock Options. Simultaneously with the date of this Agreement, the Company will grant to Executive non-qualified stock options to purchase 500,000 shares of the common stock, par value $.01 per share, of the Company (“Common Stock”), pursuant to the 2001 Omnibus Stock Plan. The full terms and conditions of such options will be as set forth in stock option agreements approved by the Committee (the “Stock Option Agreements”), in the form attached to this Agreement as Exhibit C. The terms of the Stock Option Agreements will control over this Section 4(c). Notwithstanding the foregoing provisions of this Section 4(c), the Company will only offer Executive the Stock Option Agreements, and the grant of stock options thereunder, if Executive agrees to the reasonable restrictions on Executive’s competitive activities that are more fully set forth in Section 7 of this Agreement.

     (d) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company, including without limitation, retirement plans and medical, life, and disability insurance plans, to the extent that Executive meets the eligibility requirements for each individual plan or program as generally applicable to other executive officers of the Company; provided, however, that except as herein otherwise provided the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto consistent with the provisions, rules and regulations generally applicable to other executive officers of the Company.
     (e) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.
     (f) Relocation. Executive shall be entitled to the benefits of the Company’s current Relocation Policy for senior executives, except to the extent modified by this Section 4(f). The Company shall pay for the following expenses associated with his search for a residence in and his move to the Minneapolis, Minnesota metropolitan area:
(i)	The Company shall pay Executive $5,000 per month for the cost of temporary living accommodations in the Minneapolis metropolitan area, for a period not to exceed six months, with such payments to be made within 30 days after the end of each qualifying month, and will be terminated on such earlier date on which Executive purchases a new principal residence.

(ii)	Consistent with the Company’s current relocation policy for senior executives, within 30 days after the Agreement Date, the Company shall pay Executive a lump sum of $20,000 to cover miscellaneous costs and expenses associated with the relocation of Executive’s and his family’s primary residence to the Minneapolis metropolitan area.
With respect to amounts paid under Section 4(f)(i) and (ii) above, the Company shall pay Executive a Tax Neutralization Payment with respect to such travel and living accommodation expenses. For purposes of this Agreement a “Tax Neutralization Payment” is an amount, if any, such that after Executive pays all federal, state and local income taxes, if any, on both the underlying amount to be tax neutralized and the Tax Neutralization Payment, Executive retains an amount equal to the underlying amount to be tax-neutralized, as determined in good faith by the Company. The Tax Neutralization Payment for each calendar year in which such expenses are paid to Executive, shall be paid within 75 days after the calendar year.
     (g) Signing Bonus. The Company shall pay Executive a signing bonus of $250,000, payable in cash upon the Agreement Date.

     5. Confidential Information. During the term of Executive’s employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary or secret development or research work of the Company, (v) any strategic or other business, marketing or sales plans of the Company, (vi) any financial data or plans respecting the Company, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive’s employment with the Company, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law, provided Executive provides adequate prior notice to the Company to seek a protective order.
     6. Ventures. If, during the term of Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company, provided that the Company hereby expressly acknowledges and approves Executive’s continuing participation with and ownership stake in Orin Briant Inc., d/b/a The Stick Jacket Company (“Orin”).
     7. Noncompetition Covenant. In consideration of the Company’s offer of the Stock Option Agreements described in Section 4(c) of this Agreement and the grant of stock options thereunder, and the offer of the severance benefits and other compensation described in Sections 10(a) and 10(d) of this Agreement, Executive agrees to the following reasonable restrictions on Executive’s competitive activities: Executive acknowledges that these benefits, and each of them, have a value that is greater than anything to which Executive would otherwise be entitled during Executive’s employment with the Company.

     (a) Agreement Not to Compete. During the term of Executive’s employment with the Company and for 18 consecutive months following the date of termination of Executive’s employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company (such 18-month period is referred to as the “Restrictive Period”), Executive shall not, directly or indirectly, in any country in which the Company or any of its affiliates operates or contemplates operating during the 12 months prior to the last day of Executive’s employment, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:
(i)	HSN, Inc., QVC, Inc., Jewelry Television Network and of their subsidiaries, and any of their affiliates who are primarily engaged in the home shopping business; or

(ii)	any other person or entity engaged in the television home shopping business; or

(iii)	any infomercial business having as a primary focus the marketing to consumers of products of a similar nature as the products being offered on the Company’s television programming or websites; or

(iv)	the directly-related e-commerce operations of another home shopping company or network, such as, for example, QVC.com or HSN.com.
     Neither the ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market nor the participation in the management and ownership of Orin in a manner that does not materially interfere with Executive’s duties and obligations hereunder shall constitute a breach of this Section 7(a).
     (b) Agreement Not to Hire. During the term of Executive’s employment with the Company and for the Restrictive Period, Executive shall not, directly or indirectly, hire, engage, accept an application from, or solicit any person who is then an employee of the Company or who was an employee of the Company at the time of Executive’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, to cease employment with the Company. For purposes of this Section 7(b), the term “solicit” shall not include general newspaper or similar advertisements for employment opportunities with Executive or with any subsequent employer of Executive.
     (c) Agreement Not to Solicit. During the term of Executive’s employment with the Company and for the Restrictive Period, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

     (d) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
     8. Patents, Copyrights and Related Matters.
     (a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:
(i)	the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

(ii)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)	the reviving, re-examining or renewing of any of such applications for letters patent.
Employee is hereby notified that this Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, Confidential Information (defined in Section 5 above) or other trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.
     (b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
     (c) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.
     (d) Exclusion. The Company expressly acknowledges and agrees that the terms of this Section 8 shall not apply to any intellectual property rights now or hereafter owned or developed, in whole or in part, by or on behalf of Orin and related to Orin’s current business and whether or not conceived or reduced to practice by the Executive, either individually or in common with others, provided that Executive is not in breach of his obligation under Section 5 of this Agreement in connection therewith.
     9. Termination of Employment.
     (a) The Executive’s employment with the Company shall terminate immediately upon:
(i)	Executive’s receipt of written notice from the Company of the termination of his employment, other than notice that the Company elects not to extend the term of this Agreement;

(ii)	Executive’s abandonment of his employment or his resignation, other than notice to the Company that he elects not to extend the term of this Agreement;

(iii)	Executive’s Disability (as defined below);

(iv)	Executive’s death; or

(v)	the expiration of the term of Executive’s employment with the Company, following written notice by either party as specified in Section 2 hereof.
     (b) The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”
     10. Payments upon Termination of Employment.
     (a) If Executive’s employment with the Company is terminated:
(i)	by the Company for any reason other than for Cause (as defined below), including upon expiration of the term of this Agreement following notice by the Company as specified in Section 2 hereof, or

(ii)	by Executive as a result of his resignation for Good Reason (as defined below), and such termination is not by reason of Executive’s death or Disability, then (notwithstanding and in lieu of any executive severance policy of the Company now or then in existence), Executive shall receive the following severance pay and benefits, subject to the requirements of Sections 10(g) and 10(h) below:
(A)	The Company shall pay to Executive (1) his base salary through the Termination Date, (2) one times annual base salary at the highest rate in effect at any time in the one-year period preceding the Termination Date, plus (3) if the Termination Date is on or after the first anniversary of the Commencement Date, one times the target annual incentive bonus determined from such annual base salary pursuant to Section 4(b) of the Employment Agreement. Except as provided in subsection (B) of this Section 10(a), such severance pay shall be paid in accordance with the Company’s customary payroll procedures.

(B)	If, as of the Termination Date, (1) the Company’s common stock is “publicly traded” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (2) Employee is a “specified employee” as determined under Code Section 409A, and (3) any portion of the severance pay due Employee under the preceding subsection (A) would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of Executive’s Termination Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess amount been made after the Termination Date as provided in the preceding subsection (A). However, if Executive continues to perform any services for the Company (as an employee or otherwise) after the Termination Date, such six-month period shall be measured from the date of Executive’s “separation from service” as defined under Code Section 409A.

(C)	Upon the termination of Executive’s employment, provided that Executive elects continuation coverage pursuant to COBRA or similar state laws and also timely completes and returns to the Company the documents and payments required for that election, the Company shall continue to provide to Executive and his dependents (as applicable) for a period of twelve consecutive months after the Termination Date, group health, dental and life insurance benefits to the extent that such benefits were in effect for

Executive and his family as of the Termination Date, subject to Executive’s timely payment of his share of the applicable premiums at the same rate (if any) he was paying before the Termination Date. Benefit continuation under this Section 10(a) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar state laws.

(D)	The Company shall provide to Executive all other applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.
Notwithstanding the provisions of subsection (C) above, the Company shall be entitled to cease paying its share of the cost for providing health, dental or life insurance benefits to Executive after the Termination Date if Executive becomes eligible for comparable replacement group health, dental or life insurance coverage (as applicable) from any other employer. For purposes of mitigation and reduction of the Company’s financial obligations to Executive under this Section 10(a), Executive shall promptly and fully disclose to the Company in writing the fact that he has become eligible for such comparable replacement group health, dental or life insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosure.
     (b) If Executive’s employment with the Company is terminated by reason of:
(i)	Executive’s abandonment of his employment or Executive’s resignation for any reason other than Good Reason (as defined below),

(ii)	termination of Executive’s employment by the Company for Cause (as defined below),

(iii)	termination of Executive’s employment by the Company by reason of Executive’s death or Disability (as defined below), or

(iv)	the expiration of the term of Executive’s employment with the Company following the delivery of written notice by Executive as specified in Section 2 hereof, then the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date, and the Company shall provide to Executive all applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.
     (c) “Cause” hereunder shall mean: (i) a material act or act of fraud which results in or is intended to result in Executive’s personal enrichment at the expense of Company, including without limitation, theft or embezzlement from Company; (ii) public conduct by Executive materially detrimental to the reputation of Company, (iii) material violation by Executive of any written Company policy, regulation or practice; (iv) Executive’s willful or grossly negligent failure to adequately perform the duties of his position to the material detriment of the Company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; (vii) a material breach by Executive of any of the terms and conditions of this Agreement, which breach remains uncured ten (10) days after receipt by Executive of written notice of such breach; or (viii) Executive continues to materially fail to perform his duties hereunder, or engages in excessive absenteeism unrelated to illness or permitted vacation, ten (10) days after a written demand for performance is delivered to Executive by the Board or its representative, which written demand specifically identifies the manner in which the Board believes that Executive has not performed Executive’s duties.
     (d) “Good Reason” hereunder shall mean the occurrence of any one of the following events:
(i)	The Executive is impacted by a mandatory relocation of the Executive’s principal place of employment to a location more than 50 miles from Executive’s current office location;

(ii)	The Company, materially reduces the Executive’s total compensation opportunity (excluding equity) (unless part of an across-the-board compensation opportunity or benefit plan reduction applicable on a similar basis to all other senior executive officers of the Company and, in that event, provided that such reduction does not exceed 5% of Executive’s total compensation opportunity);

(iii)	The Company materially breaches its obligations to pay the Executive, unless the failure to pay is a result of a good faith dispute between the Company and the Executive; or

(iv)	The Company substantially diminishes the duties, responsibilities or title of the Executive such that the position held is no longer the President and Chief Operating Officer;
provided that such event shall constitute Good Reason only if Executive (A) continues to satisfactorily perform job duties as assigned and continues in employment through the date established by Executive as his last day of employment; (B) provides the Company written notice (in the case of a Good Reason resignation), within one month after the initial existence of Good Reason, that details the facts showing that Good Reason exists and includes a proposed last day of employment within 60 days after the initial existence of Good Reason. The Company shall have thirty (30) days following receipt of this notice to correct the occurrence; and only if the Company fails to correct the occurrence does Good Reason exist; (C) returns to the Company, all Company property in the Executive’s possession in accordance with Section 11 (Return of Records and Property) of this Agreement; and (D) complies with the terms of any non-compete, confidentiality, invention or other written agreements contained in this Agreement or otherwise applicable to Executive.

Good Reason shall not include any occurrence in this Section 10(d) of which Executive has consented in writing stating specifically that such occurrence shall not constitute Good Reason for purposes of this Section 10(d) or of which Executive had actual knowledge for at least two calendar months and did not give a notice described above with respect to the occurrence.
     (e) “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis, even with reasonable accommodation(s) that do(es) not impose an undue hardship on the Company’s business, the essential duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 180 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.
     (f) In the event of termination of Executive’s employment, the sole obligations of the Company shall be its obligation to make the payments called for by Section 10(a) or 10(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided, by law, under the terms of this Agreement or any other applicable agreement between Executive and the Company, under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates, or to provide continued indemnification or advancement of expenses under the Company’s articles or by-laws, applicable law, or any indemnification agreement with Executive.
     (g) Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any severance payments to Executive under Section 10(a) unless Executive shall have signed a release of claims in favor of the Company substantially in the form attached as Exhibit D (with such modifications or additional specifics as may be warranted by changes in applicable law), all applicable consideration periods, revocation periods, and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.
     (h) The Company will only offer Executive the severance payments under Section 10(a) of this Agreement if Executive agrees to the reasonable restrictions on Executive’s competitive activities that are more fully set forth in Section 7 of this Agreement. Accordingly, and notwithstanding the foregoing provisions of this Section 10, if Executive is in material breach of any covenant in Sections 5, 7, or 8 of this Agreement, then, in addition to other available remedies provided in this Agreement or under applicable law, Executive shall cease to be eligible for the severance payments under Section 10(a) of this Agreement and, upon the Company’s written request, must promptly repay to the Company any severance payments previously received under Section 10(a) of this Agreement; provided further, that any amount to be repaid shall be on a gross basis in the amount actually paid to Executive by the Company, without reduction for any taxes withheld. In addition, if Executive’s employment with the Company is terminated before August 22, 2010 by the Company for Cause, or by Executive as a result of his resignation for any reason other than Good Reason, Executive shall promptly repay, upon the Company’s written request, the “unvested” portion of all amounts paid to Executive pursuant to Section 4(f) (the “Relocation Amount”) and the “unvested” portion of the signing bonus paid to Executive pursuant to Section 4(g) (the “Signing Bonus”). For purposes of this Section, the Relocation Amount and Signing Bonus shall be deemed to vest on a monthly basis over a one and two year period, respectively, commencing on August 22, 2008.
     (i) Upon termination of Executive’s employment for any reason, Executive’s obligations in Sections 5, 7, and 8 of this Agreement survive and remain in full force and effect.
     11. Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.
     12. Additional Remedies. Executive hereby acknowledges that the provisions of Sections 5, 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of these Sections by Executive may cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of Sections 5, 7 or 8, the Company shall be entitled to injunctive and other equitable relief, in addition to all the other remedies it may have without the necessity of proving actual monetary damages. If the Company is required to begin an action to enforce this Agreement, it will be entitled to recover from Executive its reasonable costs, disbursements, and attorney’s fees incurred through counsel of its choice. The Company will further be entitled to any accounting from Executive and any person or entity associated with Executive as to revenues wrongfully realized because of a violation of this Agreement.
     13. Miscellaneous.
     (a) Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.
     (b) Public Announcement. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement relating to this Agreement or the Company’s hiring of Executive as its President and Chief Operating Officer.
     (c) Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board, and the Committee) has taken all corporate action necessary to authorize this Agreement including without limitation the Stock Option Agreements.
     (d) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued welfare benefits may be reduced as provided for by the last paragraph of Section 10(a).
     (e) Liability Insurance and Indemnification. The Company shall maintain directors’ and officers’ liability insurance for Executive while employed and thereafter at a level equivalent to the level provided for current officers or directors of the Company. The Company shall indemnify Executive for any job-related liability to the fullest extent permitted by applicable law, Company by-laws, and any other applicable indemnification agreements.
     (f) Enforcement. If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to the rate of interest charged from time to time by the Company’s principal revolving credit lender, or if there is no principal revolving credit lender, the prime commercial lending rate announced by Wells Fargo Bank (or its successor) as in effect from time to time; but in no event more than the highest legally permissible interest rate permitted for this Agreement by applicable law. In the event of any proceeding, arbitration or litigation for breach of this Agreement, the prevailing party shall be entitled to recover his or its reasonable costs and attorney’s fees.
     (g) Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.
     (h) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
     (i) Jurisdiction; Venue. Because (i) the Company is a Minnesota corporation based in Hennepin County, Minnesota, (ii) its significant contracts are governed by Minnesota law, and (iii) it is mutually agreed that it is in the best interests of Company customers, vendors, suppliers and employees that a uniform body of law consistently interpreted be applied to the relationships that the Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between the Company and Executive. The Hennepin County District Court or the United States District Court for the District of Minnesota will have exclusive jurisdiction and venue over any disputes between the Company and Executive in any action arising out of or related to either your or the Company’s obligations in this Agreement. Executive and the Company consent to jurisdiction of those courts and hereby waive any defense of lack of personal jurisdiction or forum non conveniens.

     (j) Entire Agreement. Except for the restricted stock agreements referred to in Section 4(a) and 4(b) hereof and the Stock Option Agreements referred to in Section 4(c) hereof, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.
     (k) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
     (l) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     (m) Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. No such assignment without the written consent of Executive shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13.
     (n) Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement. The Company shall promptly reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in obtaining legal advice in connection with the negotiation and execution of this Agreement, the restricted stock agreements referred to in Section 4(a) and 4(b) hereof and the Stock Option Agreements referred to in Section 4(c) hereof, upon receipt by the Company of appropriate documentation of such fees and costs.
     (o) Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:
          If to the Company:
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344-3433

Attention: General Counsel
and to:
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344-3433
Attention: Board of Directors
          If to Executive:
Keith R. Stewart
656 Wehrli Drive
Naperville, IL 60540
or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.
     (p) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.
     (q) Severability. Subject to Section 7(d) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
     (r) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Agreement Date.

VALUEVISION MEDIA, INC.

By

Its

KEITH R. STEWART

EXHIBIT A
VALUEVISION MEDIA, INC.
2004 OMNIBUS STOCK PLAN
Restricted Stock Agreement
(Salary)
Full Name of Employee: Keith R. Stewart

No. of Shares of Common Stock Covered:	Effective Date: August 27, 2008

217,391
Vesting Schedule:

No. of Shares Which
Vesting Date	Become Vested (Cumulative)
September 22, 2008	18,116
October 22, 2008	36,232
November 22, 2008	54,348
December 22, 2008	72,464
January 22, 2009	90,580
February 22, 2009	108,696
March 22, 2009	126,812
April 22, 2009	144,928
May 22, 2009	163,044
June 22, 2009	181,160
July 22, 2009	199,276
August 22, 2009	217,391
RECITALS
     A. The Company maintains the ValueVision Media, Inc. 2004 Omnibus Stock Plan (as amended, the “Plan”).
     B. The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan.
     C. The Company and the Employee have entered into an Employment Agreement dated August 27 2008 (the “Employment Agreement”), and the Employment Agreement

provides that Employee’s base salary for the first year of the Employment Agreement shall be paid in the form of Restricted Stock under the Plan.
     D. The Committee or its designee has determined that the Employee is eligible to receive an award under the Plan in the form of Restricted Stock as provided in the Employment Agreement and has set the terms and conditions thereof.
     This award of Restricted Stock is issued to the Employee under the terms and conditions set by the Committee as follows:
     1. Grant of Restricted Stock.
          (a) Subject to the terms and conditions of this Agreement and the Plan, the Company has granted to the Employee the number of Shares specified at the beginning of this Agreement. Such Shares are subject to the restrictions provided for in this Agreement and all the provisions of the Plan and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”
          (b) Restricted Shares may not be sold, transferred, assigned, pledged or otherwise used as collateral by the Employee unless and until, and then only to the extent that, restrictions on transferability have lapsed in accordance with the Plan and this Agreement. In this Agreement, the lapsing of such transferability restrictions is referred to as “vesting,” and Restricted Shares that are no longer subject to such transferability restrictions are referred to as “vested.”
          (c) Ownership of Restricted Shares which are not yet vested will not be evidenced by a stock certificate, but rather will be evidenced by an entry in a certificateless book-entry stock account maintained by the Company’s transfer agent for its Common Stock (the “Transfer Agent”). To facilitate the transfer to the Company of any Restricted Shares that are forfeited by the Employee in accordance with the terms of the Plan and this Agreement, the Employee agrees to sign and promptly return to the Company such stock power(s) as the Company may request. Upon written notification by the Company to the Transfer Agent of the vesting of all or a portion of the Restricted Shares, a stock certificate evidencing such unrestricted shares shall be issued in the name of the Employee and delivered to the Employee.
     2. Normal Vesting. If the Employee remains continuously employed by the Company or a parent or subsidiary thereof, then the Restricted Shares will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement.
     3. Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement.
     4. Forfeiture. If the Employee’s employment with the Company and all Subsidiaries terminates for any reason, the Employee will immediately forfeit, for no additional consideration, any Restricted Shares that have not yet vested as of the employment termination date (unless

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otherwise provided in the Employment Agreement in effect immediately prior to the time of such termination between Employee and the Company or any Subsidiary).
     5. Dividends and Distributions. Any dividends or distributions (including regular, periodic cash dividends) paid with respect to Restricted Shares that have not yet vested will be subject to the same restrictions on transferability and the possibility of forfeiture to the Company as the Restricted Shares to which the dividends or distributions relate. To facilitate the enforcement of this provision, any such dividends or distributions paid with respect to unvested Restricted Shares will be held by the Company or its agent designated for the purpose until such time as the Restricted Shares to which the dividends or distributions relate vest or are forfeited. If such Shares vest, the dividends or distributions with respect thereto will be paid or transferred to the Employee at the time the certificate representing such Shares is provided to the Employee. If such Shares are forfeited, all of the Employee’s right, title and interest in and to such dividends and distributions will automatically be transferred to the Company, and the Employee agrees to execute any documents evidencing such transfer as may be requested by the Company, either at the time of such transfer or in anticipation of such transfer becoming necessary.
     6. Employment. Nothing in the Plan or this Agreement will give the Employee any right to continued employment with the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the Employee’s employment at any time.
     7. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations. The Employee may have Shares withheld to satisfy the withholding tax obligation pursuant to an election under the Plan. If Employee does not deliver such money or shares or make such an election, the Company is authorized to withhold, from any cash or stock remuneration then or thereafter payable to Employee, any tax required to be withheld by reason of such resulting compensation income.
     8. Possible Tax Consequences. Employee understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Employee shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares, if any, and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in paragraph 2 hereof. “Restriction” with respect to officers, directors and 10% stockholders also means the period during which such officer, director and 10% stockholders could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 in connection with a sale. Employee understands that Employee may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. In the

3

event Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service.
     9. Plan Controls. This award of Restricted Shares is subject to all the terms and conditions of the Plan and this Agreement and, if there is any conflict between this Agreement and the Plan, the provisions of the Plan will control. Any capitalized term used herein which is defined in the Plan has the same meaning as set forth therein as of the date hereof
     10. Miscellaneous. This Agreement will be binding in all respects on the Employee’s heirs, representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.
     The Employee and the Company have executed this Agreement as of the Effective Date.

VALUEVISION MEDIA, INC.	EMPLOYEE

By:

Name:	Name:

Its:

4

EXHIBIT B
VALUEVISION MEDIA, INC.
2004 OMNIBUS STOCK PLAN
Restricted Stock Agreement
(Bonus)
Full Name of Employee: Keith R. Stewart

No. of Shares of Common Stock Covered:	Effective Date: August 27, 2008

108,696

Vesting Schedule:

No. of Shares Which
Vesting Date	Become Vested (Cumulative)
April 1 2009, or, if earlier, the date (on or after March 1, 2009) on which the Committee has determined the annual incentive bonuses for executive officers of the Company for fiscal 2008	108,696
RECITALS
     A. The Company maintains the ValueVision Media, Inc. 2004 Omnibus Stock Plan (as amended, the “Plan”).
     B. The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan.
     C. The Company and the Employee have entered into an Employment Agreement dated August 27 2008 (the “Employment Agreement”), and the Employment Agreement provides that Employee’s minimum incentive bonus for fiscal 2008 shall be paid in the form of Restricted Stock under the Plan.
     D. The Committee or its designee has determined that the Employee is eligible to receive an award under the Plan in the form of Restricted Stock as provided in the Employment Agreement and has set the terms and conditions thereof.
     This award of Restricted Stock is issued to the Employee under the terms and conditions set by the Committee as follows:

     1. Grant of Restricted Stock.
          (a) Subject to the terms and conditions of this Agreement and the Plan, the Company has granted to the Employee the number of Shares specified at the beginning of this Agreement. Such Shares are subject to the restrictions provided for in this Agreement and all the provisions of the Plan and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”
          (b) Restricted Shares may not be sold, transferred, assigned, pledged or otherwise used as collateral by the Employee unless and until, and then only to the extent that, restrictions on transferability have lapsed in accordance with the Plan and this Agreement. In this Agreement, the lapsing of such transferability restrictions is referred to as “vesting,” and Restricted Shares that are no longer subject to such transferability restrictions are referred to as “vested.”
          (c) Ownership of Restricted Shares which are not yet vested will not be evidenced by a stock certificate, but rather will be evidenced by an entry in a certificateless book-entry stock account maintained by the Company’s transfer agent for its Common Stock (the “Transfer Agent”). To facilitate the transfer to the Company of any Restricted Shares that are forfeited by the Employee in accordance with the terms of the Plan and this Agreement, the Employee agrees to sign and promptly return to the Company such stock power(s) as the Company may request. Upon written notification by the Company to the Transfer Agent of the vesting of all or a portion of the Restricted Shares, a stock certificate evidencing such unrestricted shares shall be issued in the name of the Employee and delivered to the Employee.
     2. Normal Vesting. If the Employee remains continuously employed by the Company or a parent or subsidiary thereof, then the Restricted Shares will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement.
     3. Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement.
     4. Forfeiture. If the Employee’s employment with the Company and all Subsidiaries terminates for any reason, the Employee will immediately forfeit, for no additional consideration, any Restricted Shares that have not yet vested as of the employment termination date (unless otherwise provided in the Employment Agreement in effect immediately prior to the time of such termination between Employee and the Company or any Subsidiary).
     5. Dividends and Distributions. Any dividends or distributions (including regular, periodic cash dividends) paid with respect to Restricted Shares that have not yet vested will be subject to the same restrictions on transferability and the possibility of forfeiture to the Company as the Restricted Shares to which the dividends or distributions relate. To facilitate the enforcement of this provision, any such dividends or distributions paid with respect to unvested Restricted Shares will be held by the Company or its agent designated for the purpose until such time as the Restricted Shares to which the dividends or distributions relate vest or are forfeited.

2

If such Shares vest, the dividends or distributions with respect thereto will be paid or transferred to the Employee at the time the certificate representing such Shares is provided to the Employee. If such Shares are forfeited, all of the Employee’s right, title and interest in and to such dividends and distributions will automatically be transferred to the Company, and the Employee agrees to execute any documents evidencing such transfer as may be requested by the Company, either at the time of such transfer or in anticipation of such transfer becoming necessary.
     6. Employment. Nothing in the Plan or this Agreement will give the Employee any right to continued employment with the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the Employee’s employment at any time.
     7. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations. The Employee may have Shares withheld to satisfy the withholding tax obligation pursuant to an election under the Plan. If Employee does not deliver such money or shares or make such an election, the Company is authorized to withhold, from any cash or stock remuneration then or thereafter payable to Employee, any tax required to be withheld by reason of such resulting compensation income.
     8. Possible Tax Consequences. Employee understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Employee shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares, if any, and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in paragraph 2 hereof. “Restriction” with respect to officers, directors and 10% stockholders also means the period during which such officer, director and 10% stockholders could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 in connection with a sale. Employee understands that Employee may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. In the event Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service.
     9. Plan Controls. This award of Restricted Shares is subject to all the terms and conditions of the Plan and this Agreement and, if there is any conflict between this Agreement and the Plan, the provisions of the Plan will control. Any capitalized term used herein which is defined in the Plan has the same meaning as set forth therein as of the date hereof.

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     10. Miscellaneous. This Agreement will be binding in all respects on the Employee’s heirs, representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.
     The Employee and the Company have executed this Agreement as of the Effective Date.

VALUEVISION MEDIA, INC.	EMPLOYEE

By:

Name:	Name:

Its:

4

EXHIBIT C
VALUEVISION MEDIA, INC.
2001 OMNIBUS STOCK PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
[Note: As set forth in the Employment Agreement, there will be three option agreements covering an aggregate 500,000 shares – the differing terms of the three agreements are indicated in brackets below.]
Full Name of Optionee: Keith R. Stewart

No. of Shares Covered: [250,000][125,000][125,000]	Date of Grant: 08/27/2008
Exercise Price Per Share: [$2.30] [$6.00][$7.00]	Expiration Date: 08/25/2018
Exercise Schedule:

No. of Shares As to
Initial Vesting	Which Option Becomes	Expiration
Date	Exercisable as of Such Date	Date
08/25/2009	[62,500] [31,250] [31,250]	08/25/2018
08/25/2010	[62,500] [31,250] [31,250]	08/25/2018
08/25/2011	[62,500] [31,250] [31,250]	08/25/2018
08/25/2012	[62,500] [31,250] [31,250]	08/25/2018
This is a NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and the Optionee identified above (the “Optionee”), effective as of the date of grant specified above.
RECITALS
     A. The Company maintains the ValueVision Media, Inc. 2001 Omnibus Stock Plan (the “Plan”).
     B.  The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, and the Board has maintained the authority to exercise the powers and duties of the Committee at its discretion.
     C. The Company and the Optionee have entered into an Employment Agreement dated August 27, 2008 (the “Employment Agreement”), and the Employment Agreement provides for the granting of certain stock options to Optionee under the Plan.
     D.  The Committee or its designee has determined that the Optionee is eligible to receive an award under the Plan in the form of a Stock Option (the “Option”), covering shares of

1

Company Common Stock (“Shares”) as provided in the Employment Agreement and has set the terms and conditions thereof.
     This Option is issued to the Optionee under the terms and conditions set by the Committee as follows:
TERMS AND CONDITIONS
     1. Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement on the terms and conditions set forth herein.
     2. Exercise Price. The price to the Optionee of each Share subject to this Option shall be the Exercise Price specified on the first page of this Agreement.
     3. Non-Qualified Stock Option. This Option is intended to be a non-qualified stock option and not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision.
     4. Exercise Schedule. Except as provided in Section 8, this Option may be exercised in accordance with the Exercise Schedule set forth on the first page of this Agreement. The Exercise Schedule is cumulative – that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under the Exercise Schedule to the extent not previously purchased. This Option may be exercised in full (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.
     5. Expiration. The right to exercise this Option with respect to the shares covered hereunder shall expire at 4:00 p.m. Central Time on the earliest of:
     (a) The expiration date specified at the beginning of this Agreement for the applicable portion of covered shares;
     (b) The last day of the period as of or following the termination of Optionee as an employee of the Company or an Affiliate, during which this Option can be exercised (as specified in Section 7 hereof); or
     (c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.
In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.
     6. Procedure to Exercise Option.
Notice of Exercise. Subject to the terms and conditions of this Agreement, this Option may be exercised by delivering advance written notice of exercise to the Company at its headquarters in the form attached to this Agreement or a similar form containing substantially the same information and addressed or delivered to an authorized Company representative. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

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Tender of Payment. Any notice of exercise hereunder shall be accompanied by payment (by cash, check, bank draft or money order payable to the Company) of the full purchase price of the Shares being purchased; to the extent permitted by law and the Plan, an Optionee may instead pay any portion of the purchase price with previously owned Shares, or also simultaneously exercise an Option and sell the Shares thereby acquired pursuant to a brokerage or similar relationship so long as the cash proceeds from the sale are used promptly as payment of the purchase price of those Shares and the Company has received adequate assurances thereof. Notwithstanding the foregoing, the Optionee will not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such a manner could have an adverse financial accounting consequence for the Company.
Delivery of Certificates. As soon as practicable after the Company receives a properly executed notice and the purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any law, rule or regulation as the Company shall determine to be necessary or desirable.
     7. Requirements for Exercise. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate or is serving as a consultant of the Company or an Affiliate, and only if the Optionee has been continuously in one or more such relationships with the Company or an Affiliate, as the case may be; provided that:
     (a) The Optionee may exercise this Option during the twelve (12) month period following termination of his or her employment with the Company or an Affiliate, but only to the extent that it was exercisable immediately prior to such termination or as a result of acceleration pursuant to Section 8, and only if the Optionee’s employment was not terminated for Cause (as defined in the Employment Agreement).
     (b) In the event of Optionee’s Disability (as defined in the Employment Agreement) while employed by the Company or an Affiliate, he may exercise this Option during the one-year period following his termination of employment.
     (c) If the Optionee dies while employed by the Company or an Affiliate, the Optionee’s Successor may exercise this Option during the one-year period following the date the Optionee dies.
     (d) Subject to Section 8, if the Optionee ceases to be employed by the Company or an Affiliate after a declaration of a Fundamental Change made pursuant to Section 8 of this Agreement, he or she may exercise the Option at any time permitted by such declaration.
Notwithstanding the above, this Option may not be exercised after its original Expiration Date provided above.
     8. Acceleration of Option.

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Disability. This Option may be exercised in full (notwithstanding the Exercise Schedule) in the event of Optionee’s Disability (as defined in the Employment Agreement) while employed with the Company or an Affiliate.
Death. This Option may be exercised in full (notwithstanding the Exercise Schedule) if the Optionee dies while employed with the Company or an Affiliate.
Termination of Employment. If the Optionee’s employment terminates for any reason, other than a termination for Cause (as defined in the Employment Agreement), then the installment of [62,500] [31,250] [31,250] shares that is scheduled to vest on the next succeeding anniversary of the date of this Agreement pursuant to the Exercise Schedule shall accelerate and become immediately exercisable. None of the other succeeding installments of unvested shares shall become exercisable, and the Option shall be terminated as to such succeeding installments.
Event. If an Event (as defined in the Plan) shall have occurred, then this Option may, at the discretion of the Optionee, be exercised in full (notwithstanding the Exercise Schedule).
Fundamental Change. At least 30 days prior to a Fundamental Change, the Committee may, but shall not be obligated to declare, and provide written notice to the Optionee of the declaration, that this Option shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for payment to the Optionee, within ten days after the Fundamental Change, of cash equal to the amount, for each Share covered by the canceled Option, by which the event proceeds per share (as defined below) exceeds the exercise price per Share covered by this Option. This Option may be exercised in full (notwithstanding the Exercise Schedule) at any time at the discretion of the Optionee following such declaration by the Committee or, if no such declaration is made by the Committee, at any time after formal notification of the proposed Fundamental Change has been given to the Company’s shareholders, and in any event prior to the time of cancellation of this Option. This Option, to the extent it has not been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.
In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation or statutory share exchange, the Committee, in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of this Option, of an option to purchase appropriate voting common stock or appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation.
For purposes of the preceding paragraphs, the “event proceeds per share” is the cash plus the value (as determined by the Committee) of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.
     9. Limitation on Transfer. Except as provided in this Section 9, while the Optionee is alive, only the Optionee or the Optionee’s guardian or legal representative may exercise this Option. This Option may not be sold, assigned, transferred, exchanged or otherwise encumbered other than to a Successor in the event of a Participant’s death or pursuant to a

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qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Notwithstanding the foregoing, this Option shall be transferable to a Transferee if the Optionee does not receive any consideration for the transfer. The Option, if held by a Transferee, will continue to be subject to the same terms and conditions that were applicable to this Option immediately before the transfer thereof to the Transferee. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.
     10. No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to the Optionee upon exercise of this Option.
     11. Discretionary Adjustment. The Committee will make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number and type of outstanding Shares through a Fundamental Change, recapitalization, reclassification, stock combination, stock dividend, stock split or other relevant change; provided, that fractional Shares shall be rounded to the nearest whole Share.
     12. Tax Withholding.
General Rule. The Company or an Affiliate may require, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy any required withholding taxes prior to receipt of such Shares; provided that, in lieu of all or any part of such cash payment, the Committee may, in its sole discretion, allow the person exercising this Option to cover all or any part of the required withholdings, through a reduction of the number of Shares delivered or through a subsequent return to the Company of Shares delivered, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
Committee Approval; Revocation. The Committee may approve an election under this section to reduce the number of Shares delivered in advance, but the approval is subject to revocation by the Committee at any time. Once the person exercising this Option makes such an election, he or she may not revoke it.
Exception. Notwithstanding the foregoing, the Optionee who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with an option exercise may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such option exercise without regard to the specified time periods set forth above for insiders. If the Company or an Affiliate is required to withhold any taxes, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement.
     13. Forfeitures. If the Committee determines that the Optionee (a) materially has violated Section 5, (Confidential Information), 7 (Noncompetition Covenant) or 8 (Patents, Copyrights and Related Matters) of the Employment Agreement during the term of the Employment Agreement (the “Applicable Period”) or during the 18-month Restrictive Period

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following the date of termination of Optionee’s employment, as defined in the Employment Agreement, (b) has committed a material violation of any applicable written policies of the Company or any of its Affiliates during the Applicable Period or any provision of a written employment agreement between Optionee and the Company or any of it Affiliates, (c) has engaged in public conduct reflecting dishonesty or disloyalty to the Company or any of its Affiliates during the Applicable Period which is materially detrimental to the reputation of the Company; or (d) the Optionee’s employment with the Company (or an Affiliate of the Company) was terminated for Cause, then, and in each event, the Company, by action of the Committee, will have the right and option (the “Forfeiture Rights”) (x) to terminate this Option prior to exercise, and (y) to the extent that Optionee has exercised the Option prior to the date of such determination by the Committee, to require that the Option return or forfeit the Shares or the economic value of the Shares as of the date of such exercise, payable by the Optionee in cash. The Company shall be entitled to set off any such cash amount against any amount owed to the Optionee by the Company.
The decision to exercise the Company’s Forfeiture Rights under this Section 13 will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case. The Forfeiture Rights may be exercised by the Committee within 90 days after the Committee’s discovery of an occurrence that entitles it to exercise its Forfeiture Rights (but in no event later than 15 months after the Optionee’s termination of employment with the Company or its Affiliates). The Forfeiture Rights will be deemed to be exercised effective immediately upon the Company’s mailing written notice of such exercise postage prepaid, addressed to the Optionee at the Optionee’s most recent home address as shown on the personnel records of the Company.
     14. Definition of “Cause”. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in Section 10(c) of the Employment Agreement.
     15. Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. If there is any inconsistency between the provisions of this Agreement and the Employment Agreement, the provisions of this Agreement shall govern. Any capitalized term used herein which is defined in the Plan has the same meaning as set forth therein as of the date hereof.
     16. Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his or her employment and otherwise deal with the Optionee without regard to the effect it may have upon him or her under this Agreement.
     17. Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.
     18. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

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     19. Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
     IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement effective as of the 27th day of August, 2008.

VALUEVISION MEDIA, INC.	OPTIONEE

By:

Name:	Name:

Its:

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Date:
VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
Attention: Secretary
Ladies and Gentlemen:
     I hereby exercise the following option (the “Option”) granted to me under the ValueVision Media, Inc. 2001 Omnibus Stock Plan (the “Plan”) with respect to the number of shares of Common Stock (“Shares”) of ValueVision Media, Inc. (the “Company”), indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

☐	Enclosed with this letter is cash, a check, bank draft or money order payable to the Company in the amount of the Total Exercise Price.

☐	Enclosed with this letter is a certificate for my previously owned shares owned Shares, together with a separate assignment to the Company of a number of Shares equal in value to the amount of the Total Exercise Price.

☐	I hereby agree to pay the Total Exercise Price within five business days of the date hereof and, as stated in the attached Broker’s Letter, I have delivered irrevocable instructions to to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to this exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.
     I agree that I will pay any required withholding taxes in connection with this exercise as provided in the Plan.

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     Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:

 Address to Which Certificate
 Should be Delivered:

Principal Mailing Address for
Holder of the Certificate (if
different from above):

     Very truly yours,

     Signature

     Name, please print

     Social Security Number

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Date:
VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
Attention: Secretary
Ladies and Gentlemen:

Name of Optionee:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is to be Exercised:

Total Exercise Price:

     The above Optionee has requested that we finance the exercise of the above Option to purchase shares of common stock, par value $.01 per share, of ValueVision Media, Inc. (the “Company”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from such shares to be issued pursuant to such exercise to satisfy the Optionee’s obligation to pay the Total Exercise Price.
     Very truly yours,

     Broker Name

     By

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EXHIBIT D
GENERAL RELEASE
     This General Release (“Agreement”) is made and entered into by and between ValueVision Media, Inc. (the “Company”) and Keith R. Stewart (the “Executive”).
BACKGROUND
     A. The Company and Executive are parties to an Employment Agreement that, among is terms, provides that the Company will pay Executive certain individually tailored severance benefits (the “Severance”) upon the termination of Executive’s employment under certain circumstances (the “Employment Agreement”).
     B. Under the Employment Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.
     NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.
     1. Company’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance.
     2. Executive’s Obligations. In return for the Company’s Obligations in section 1 above, Executive knowingly and voluntarily agrees to the following:
     (a) Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal and equitable claims against the Company that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal and equitable claim(s) of any kind or nature whatsoever including, without limitation, the following:
     (i) All claims that Executive has now, whether Executive now knows about or suspects such claims;
     (ii) All claims for attorneys fees;

     (iii) All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA”), and the Minnesota Human Rights Act (“MHRA”);
     (iv) All claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;
     (v) All claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;
     (vi) All claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and
     (vii) All claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.
     (b) Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement. The Severance that Executive is receiving in this Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in this Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.
     3. Certain Definitions. For purposes of Section 2, “Executive” means Keith R. Stewart and any person or entity that has or obtains any legal rights or claims through Keith R. Stewart. Further, the “Company” means ValueVision Media, Inc.; and any parent, subsidiary, and affiliated organization or entity in the present or past related to ValueVision Media, Inc.; and past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of ValueVision Media, Inc.
     4. Other Provisions.
     (a) The Company has paid Executive in full for all reimbursable business expenses, earned annualized salary, bonus pay, and any other earnings through the last day of Executive’s employment.

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     (b) This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.
     (c) Nothing in this Agreement affects Executive’s rights in any benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights.
     (d) The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Company’s articles or by-laws relating to such indemnification.
     (e) Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.
     5. Executive’s Rights to Counsel, Consider, Revoke and Rescind.
     (a) The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.
     (b) Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired.
     (c) Executive understands that Executive may rescind Executive’s waiver of discrimination claims under the MHRA within 15 calendar days after the date on which Executive signs this Agreement. To rescind this waiver, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the 15-day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 15 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Nathan E. Fagre, 6740 Shady Oak Road, Eden Prairie, MN Minneapolis, MN 55344-3433; and (iii) sent by certified mail return receipt requested.
     If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, this Agreement will be null and void.

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     6. Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.
     7. No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.
     8. Governing Law. This Agreement will be governed by the substantive laws of the State of Minnesota without regard to conflicts of law principles.
     9. Forum Selection-Jurisdiction and Venue. Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota. Executive hereby irrevocably consents to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and he expressly waives any defense of inconvenient forum. He further waives any bond, surety, or other security that might be required of the Company with respect to any such dispute.
     10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.
     11. Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.
     12. Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

Dated

Keith R. Stewart

Dated		ValueVision Media, Inc.

By

Its

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